FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-11

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
At: 11/08/19 11:11:58
To: [REDACTED]
Subject: NEW ISSUE CMBS: WFCM 2019-C54 *PUBLIC PRICING DETAILS*

WFCM 2019-C54 - PUBLIC NEW ISSUE
**PRICING DETAILS** $579.400 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	SPD	CPN%	YLD%	$PX
A-1	AAAsf/AAA(sf)/AAA(sf)	13.445	30.000%	2.98	IS+42	2.1200	2.1008	99.9989
A-2	AAAsf/AAA(sf)/AAA(sf)	25.365	30.000%	4.87	IS+65	3.0080	2.3413	102.9994
A-SB	AAAsf/AAA(sf)/AAA(sf)	21.614	30.000%	7.27	IS+86	3.0630	2.6057	102.9940
A-3*	AAAsf/AAA(sf)/AAA(sf)	151.000	30.000%	9.81	IS+96	2.8920	2.7785	100.9987
A-4*	AAAsf/AAA(sf)/AAA(sf)	257.455	30.000%	9.91	IS+98	3.1460	2.8016	102.9967
A-S	AAAsf/AAA(sf)/AAA(sf)	46.050	23.125%	9.95	IS+128	3.4490	3.1029	102.9982
B	AA-sf/AA(sf)/AA(sf)	31.817	18.375%	9.95	IS+150	3.6710	3.3229	102.9990
C	A-sf/A-(sf)/A-(sf)	32.654	13.500%	9.95	IS+200	3.8100	3.8229	99.9941

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBBsf/BBB+(sf)/NR	19.090	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	19.090	10.650%	9.95	56.6%	11.2%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$669,827,472
NUMBER OF LOANS:	44
NUMBER OF PROPERTIES:	88
WA CUT-OFF LTV:	63.4%
WA BALLOON LTV:	59.7%
WA U/W NCF DSCR:	2.21x
WA U/W NOI DEBT YIELD:	10.0%
WA MORTGAGE RATE:	3.887%
TOP TEN LOANS %:	45.9%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	2

LOAN SELLERS:	AREF(26.4%), WFB(26.0%), RMF(23.6%), BSPRT(15.8%), UBS(8.2%)

TOP 3 PROPERTY TYPES:	OFFICE(32.0%), MULTIFAMILY(21.1%), RETAIL(17.9%)

TOP 5 STATES:	CA(26.7%), NY(9.1%), OH(6.6%), UT(6.3%), CO(5.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	DECEMBER 3, 2019

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	WFCM 2019-C54
Password:	WF2019C54

Intex:
Dealname:	WFC19C54
Password:	o53313dm2128ngc7z

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.